Exhibit 99.1

Adverum Biotechnologies Reports

Second Quarter 2017 Financial Results and Provides Update

MENLO PARK, CA, August 8, 2017 – Adverum Biotechnologies, Inc. (Nasdaq: ADVM), a leading gene therapy company advancing novel medicines that have the potential to address unmet needs in serious rare and ocular diseases, today reported financial results for the second quarter ended June 30, 2017 and provided a corporate update.

“We are making important progress with our development and regulatory initiatives to transform Adverum into a clinical-stage company by the end of this year,” said Amber Salzman, Ph.D., president and chief executive officer of Adverum Biotechnologies. “Since the beginning of this year, we have held meetings with the FDA, paving the way to advancing our three lead gene therapy programs toward the clinic. We plan to begin patient enrollment in a Phase 1/2 clinical trial for alpha-1 antitrypsin deficiency in the fourth quarter of this year. We believe we have multiple options for building value with our robust pipeline, in house manufacturing process and assay development expertise, and a platform of leading AAV vector technology, including novel vector development capabilities.”

Recent Highlights

•	In June 2017, Adverum appointed Athena Countouriotis, M.D. as senior vice president and chief medical officer. Dr. Countouriotis has significant experience leading clinical development teams and programs, from preclinical through clinical stages of development and approval. Over the course of her career, she has been involved in multiple clinical programs, with a focus on orphan oncology indications, which have supported regulatory approvals in the United States and Europe.

•	In May 2017, Adverum presented new preclinical data on the Company’s next-generation vectors at the Association for Research in Vision and Ophthalmology (ARVO) and American Society of Gene & Cell Therapy (ASGCT) 2017 annual meetings. These presentations highlighted the work underway to leverage Adverum’s leading capabilities in novel vector development.

2017 Outlook

•	For ADVM-043, Adverum’s gene therapy product candidate for treating alpha-1 antitrypsin (A1AT) deficiency, the Company met with the U.S. Food and Drug Association (FDA) in July 2017 and plans to begin enrolling patients in a Phase 1/2 trial in the fourth quarter of 2017.

•	For ADVM-053, Adverum’s gene therapy product candidate for treating hereditary angioedema (HAE), the Company held a pre-investigational new drug (IND) meeting in the first quarter of 2017 and is planning to file an IND application with the FDA.

•	For ADVM-022, Adverum’s intravitreal injection gene therapy product candidate for wAMD, the Company held a pre-IND meeting with the FDA in the first quarter of 2017 and is planning to file an IND application with the FDA.

•	Adverum plans to attend the following upcoming conferences:

•	BioCentury’s NewsMakers Conference in New York on September 8, 2017

•	Discovery on Target in Boston, September 25 – 29, 2017

•	Cell & Gene Therapy CEO in New York on September 25, 2017

•	Adverum’s cash, cash equivalents and marketable securities of $197.4 million as of June 30, 2017 are expected to fund the three lead gene therapy programs through the end of 2019 and through the achievement of meaningful clinical data in patients for at least one of the Company’s lead programs.

Financial Results for the Three Months Ended June 30, 2017

•	Cash, cash equivalents and marketable securities were $197.4 million as of June 30, 2017, compared to $209.5 million as of March 31, 2017 and $222.2 million as of December 31, 2016.

•	Revenues, consisting of revenue from collaborative research, were $0.5 million for the three months ended June 30, 2017, compared to $0.3 million for the same period in 2016.

•	Research and development expenses were $8.5 million for the three months ended June 30, 2017, compared to $8.0 million for the same period in 2016. This increase was due to an overall increase in research and development activities for the Company’s three lead gene therapy programs.

•	General and administrative expenses were $4.1 million for the three months ended June 30, 2017, compared to $5.1 million for the same period in 2016. This decrease was primarily due to lower professional fees as the 2016 period included Annapurna acquisition-related expenses.

•	Net loss attributable to common stockholders was $11.4 million or $0.27 per basic and diluted share, for the three months ended June 30, 2017, compared to $61.7 million, or $1.76 per basic and diluted share, for the same period in 2016. The net loss for the three months ended June 30, 2016 included a non-cash goodwill impairment charge of $49.1 million in connection with the Annapurna transaction that closed in May 2016.

About Adverum Biotechnologies, Inc.

Adverum is a gene therapy company advancing novel medicines that may offer life-changing benefits to patients living with serious rare and ocular diseases. Adverum has a robust pipeline that includes product candidates designed to treat rare diseases alpha-1 antitrypsin (A1AT) deficiency and hereditary angioedema (HAE) as well as wet age-related macular degeneration (wAMD). Leveraging a next-generation adeno-associated virus (AAV)-based directed evolution platform, the Company generates product candidates designed to provide durable efficacy by inducing sustained expression of a therapeutic protein. Adverum has collaboration agreements with Regeneron Pharmaceuticals to research, develop, and commercialize gene therapy products for ophthalmic diseases and Editas Medicine to explore the delivery of genome editing medicines for the treatment of inherited retinal diseases. Adverum’s core capabilities include clinical development and in-house manufacturing expertise, specifically in process development and assay development. For more information please visit www.adverum.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements regarding Adverum’s plans, potential opportunities, expectations, projections, goals, objectives, milestones, strategies, product pipeline, financial condition and results of operations, the sufficiency of its cash, cash equivalents and marketable securities, as well as the advancement of, and anticipated development and regulatory milestones and plans related to, Adverum’s product candidates and preclinical and clinical studies, and the commercial potential of its product candidates, all of which are based on certain assumptions made by Adverum on current conditions, expected future developments and other factors Adverum believes are appropriate in the circumstances. Adverum may not consummate any plans or product or clinical development goals in a timely manner, or at all, or otherwise carry out the intentions or meet the expectations or projections disclosed in its forward-looking statements, and you should not place undue reliance on these forward-looking statements. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, the risk that Adverum’s resources will not be sufficient for Adverum to conduct or continue planned development programs and planned clinical trials, the risk of a delay in the enrollment of patients in Adverum’s clinical studies or in the manufacturing of products to be used in such clinical studies, the risk that Adverum will not be able to successfully develop or commercialize any of its product candidates and the risk that Adverum will be delayed in receiving or fail to receive required regulatory approvals. Risks and uncertainties facing Adverum are described more fully in Adverum’s periodic reports filed with the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made. Adverum undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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Contacts for Adverum:

Leone Patterson

Chief Financial Officer

650-665-7222

lpatterson@adverum.com

Charles Butler

Vice President, Investor Relations &

Corporate Communications

650-272-6260

cbutler@adverum.com

ADVERUM BIOTECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	June 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$197,418	$222,170
Receivable from collaborative partner	—	886
Prepaid expenses and other current assets	2,223	2,218

Total current assets	199,641	225,274
Property and equipment, net	3,798	4,169
Deposits and other long-term assets	140	140
Intangible assets	5,000	5,000

Total assets	$208,579	$234,583

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$6,351	$7,925
Restructuring liabilities	—	25
Current portion of deferred rent	112	96
Current portion of deferred revenue	1,850	1,850

Total current liabilities	8,313	9,896

Deferred rent, less current portion	293	352
Deferred revenue, less current portion	6,174	7,099
Deferred tax liability	1,250	1,250
Other liabilities	369	386

Total liabilities	16,399	18,983

Stockholders’ equity	192,180	215,600

Total liabilities and stockholders’ equity	$208,579	$234,583

ADVERUM BIOTECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Collaboration and license revenue	$463	$307	$925	$572

Operating expenses:
Research and development	8,492	7,955	17,553	15,410
General and administrative	4,064	5,114	12,053	13,432
Impairment of goodwill and intangible assets	—	49,120	—	49,120

Total operating expenses	12,556	62,189	29,606	77,962

Operating loss	(12,093)	(61,882)	(28,681)	(77,390)

Other income (expense), net	663	222	1,152	338

Net loss before income tax benefit	(11,430)	(61,660)	(27,529)	(77,052)
Income tax benefit	—	—	—	—

Net loss attributable to common stockholders	$(11,430)	$(61,660)	$(27,529)	$(77,052)

Net loss per share attributable to common stockholders, basic and diluted	$(0.27)	$(1.76)	$(0.65)	$(2.50)

Weighted-average common shares outstanding, basic and diluted	43,009	35,044	42,579	30,825